Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for February 2022 and Announces Hilcorp’s 2022 Capital Plan

HOUSTON, Texas, February 17, 2022 – PNC Bank, National Association, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today declared a monthly cash distribution to the holders (the “Unit Holders”) of its units of beneficial interest (the “Units”) of $ 3,996,441.96 or $0.085744 per Unit, based primarily upon the reported production of the Trust’s subject interests (the “Subject Interests”) during the month of December 2021. The distribution is payable March 14, 2022, to the Unit Holders of record as of February 28, 2022.

For the production month of December 2021, the owner of the Subject Interests, Hilcorp San Juan L.P. and the operator of the Subject Interests, Hilcorp Energy Company (collectively, “Hilcorp”), reported to the Trust net profits of $5,449,856 ($4,087,392 net royalty amount to the Trust).

Hilcorp reported $10,364,982 of total revenue from the Subject Interests for the production month of December 2021. This amount includes other revenues of $1,033,871, which includes $824,859 of prior period non-operated revenue actualizations and $209,012 of revenue related to 2018 audit exceptions plus interest. For the Subject Interests, Hilcorp reported $4,915,126 of production costs for the production month of December 2021, consisting of $3,665,890 of lease operating expenses (which includes $555,249 of non-operated lease operating expense actualizations), $1,204,985 of severance taxes and $44,251 of capital costs.

Based upon the information that Hilcorp provided to the Trust, gas volumes for the Subject Interests for December 2021 totaled 2,108,852 Mcf (2,343,169 MMBtu), as compared to 2,135,248 Mcf (2,372,498 MMBtu) for November 2021. Dividing revenues by production volume yielded an average gas price for December 2021 of $4.38 per Mcf ($3.94 per MMBtu), as compared to an average gas price for November 2021 of $4.60 per Mcf ($4.14 per MMBtu).

Hilcorp continues to inform the Trust that the production numbers reported to the Trust are based upon actual, instead of estimated, production for the production month and that it intends to continue to report to the Trust actual production numbers. Hilcorp informed the Trust that it will account for and report any non-operated revenue and non-operated severance tax actualizations remaining from prior periods in future distribution reports, but such amounts continue to be unknown. However, Hilcorp has indicated that approximately 50% of the non-operated actualizations from prior periods have now been accounted for and reported to the Trust

The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit all payments made by Hilcorp to the Trust, including adjustments, actualizations, and recoupments. The Trustee continues to consult with outside counsel to review the rights of the Trust with respect to these matters and to evaluate any available potential legal remedies for potential violations of the Trust’s rights.

Hilcorp has also provided the Trust with its 2022 capital project plan for the Subject Interests (the “2022 Plan”), and Hilcorp has estimated its 2022 capital expenditures for the Subject Interests to be $1.9 million.

Hilcorp informed the Trust that its 2022 Plan will allocate approximately $1.5 million of the 2022 Plan’s budget towards 24 well recompletions and workovers scheduled to be completed in the Mesaverde, Pictured Cliffs and Fruitland Coal formations. Approximately $300,000 of the 2022 Plan’s budget will be allocated to facilities projects related to natural gas compression, and approximately $100,000 will be spent for permitting and surveying costs for future new drill projects that are being considered for 2023 and 2024. Hilcorp further informed the Trust that its planned project status for 2022 is subject to revision if Hilcorp revises its assumptions underlying the 2022 Plan, and that actual capital costs may vary from these estimates.

Hilcorp’s actual capital expenditures during its 2021 accounting period (which corresponds to the Trust’s distribution months of March 2021 through February 2022), totaled approximately $300,000. Hilcorp allocated its 2021 capital spending primarily towards facilities projects related to natural gas compression.

Contact:	San Juan Basin Royalty Trust

PNC Bank, National Association
PNC Asset Management Group
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
website: www.sjbrt.com
e-mail: sjt@pnc.com

James R. Wilharm, Senior Vice President and Director of Trust Real Estate Services
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.